Exhibit 99.1
FOR IMMEDIATE RELEASE
FEBRUARY 29, 2008
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
Amy Han Elected to the
NorthWest Indiana Bancorp Board of Directors
     Munster, Indiana—The Northwest Indiana Bancorp, the holding company for Peoples Bank, has announced that the board elected Amy Han to the Board of Directors for a term that ends in April 2010. Ms. Han fills a vacancy on the board of the Bancorp as well as Peoples Bank created by the retirement of former director Lee Cataldi.
     “Amy Han’s energy, professionalism, and dedication to our community enhances the long standing commitment of Peoples Bank to Northwest Indiana,” said David A. Bochnowski, Chairman and CEO of the Bancorp and Peoples Bank. “As a customer and shareholder with a wide range of community involvement, Amy’s input into the deliberations of our board will have a meaningful impact on our strategic direction,” Bochnowski noted.
     Han is the Executive Director of the Northwest Indiana Medical Research Consortium and serves on the faculty of Indiana University Northwest Medical School. She earned her Bachelor of Arts Degree in Communications from the University of Illinois, her Master of Arts Degree in Applied Behavioral Science from Valparaiso University, and her Doctor of Philosophy (Ph.D.) degree in Counseling/Clinical Psychology from the University of Notre Dame.
     “Amy Han’s professional and community experience brings to our board added insight into customer preferences and the factors that drive consumer decisions in the highly competitive financial services industry,” Bochnowski said. Han serves on the board of the South Shore Arts Association, the Ridgewood Arts Foundation, the Legacy Foundation, the Asian American Medical Society of Northwest Indiana, and is a member of the Dyer Redevelopment Commission. She and her husband Dennis reside in Dyer with their two children.